FOR IMMEDIATE RELEASE	Exhibit 99.1

November 14, 2013

Citizens Bancshares Corporation Announces Third Quarter 2013 Results

ATLANTA, November 14, 2013/PRNewswire-FirstCall/ -- Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced third quarter 2013 net income before preferred dividends of $330,000 compared to $268,000 for the same period last year. Net income available to common shareholders for the third quarter of 2013 was $271,000, or $0.13 per diluted common share compared to$209,000, or $0.10 per diluted common share, reported for the third quarter of 2012.

Commenting on the results, Cynthia Day, President and CEO, stated, “We are pleased with the continuous improvement in our results. Net income for the quarter improved due to a continuation of positive fundamental trends. Our asset quality metrics improved substantially, with non-performing assets declining 9% from the prior quarter and 22% from the beginning of the year, and delinquencies declining 32% over the prior quarter and 52% year-to-date to their lowest level since the financial crisis began. Our net interest margin improved during the quarter and we continue to experience efficiencies in our operations due to disciplined expense management. We will remain disciplined in our focus on asset quality but we will place a major emphasis on deploying more resources to pursue and expand upon customer relationships especially in the lending area.”

Year-to-date, the Company reported a net income before preferred dividends of $873,000 compared to $153,000 for the same period in 2012. Net income available to common shareholders for the nine months was $695,000, or $0.32 per diluted common share compared to a net loss of $25,000, or $0.01 per diluted common share, reported for the same period in 2012.

Other financial highlights:

  Average loans were consistent with the prior quarter with a nominal decline of $1.1 million or less than 1% compared to a 2.1% decline in the previous quarter. Loan production improved in the third quarter compared to the previous quarter. We continue to pursue opportunities and invest in the resources needed to enhance our lending operations.
  The Company’s mix of deposits improved in the third quarter as average noninterest-bearing deposits increased by 5% compared to the previous quarter, while total average deposits declined for the quarter by $3.5 million, or 1%. On a year over year basis, average deposits increased $7.0 million. At September 30, 2013, the Company’s cost of funds was 0.26% compared to 0.31% for the same period last year.
  Net interest margin on a fully tax equivalent basis improved to 3.75% compared to 3.69% in the previous quarter.
  Core expenses continue to be closely managed and OREO related expenses for the quarter decreased by $516,000 compared to the same period last year.
  Capital levels remain well above regulatory capitalization standards. At September 30, 2013, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.

	3rd	3rd
(In thousands, expect per share data)	Quarter	Quarter
	2013	2012	Change
Income Statement
Net income available to common shareholders	$ 271	$ 209	29.7%
Net income per diluted common share	0.13	0.10	30.0%
Total revenues	4,541	5,289	(14.1%)
Provision for loan losses	175	525	(66.7%)
Noninterest income	1,059	1,305	(18.9%)
Noninterest expense	3,801	4,298	(11.6%)

Balance Sheet
Average loans, gross	179,179	197,309	(9.2%)
Average deposits	347,462	340,451	2.1%

Capital
Total capital (to risk weighted assets)	19%	18%
Tier 1 capital (to risk weighted assets)	17%	17%
Tier 1 capital (to average assets)	10%	11%

The Company’s third quarter 2013 provision for loan losses increased by $125,000 to $175,000 compared to the previous quarter, and decreased by $350,000 compared to the same three month period last year. Year-to-date, the provision for loan losses has decreased by $1,575,000 compared to the same period last year due to the improved credit quality of the Bank’s loan portfolio. The allowance for loan losses was $3.1 million at September 30, 2013 and $3.5 million at December 31, 2012. At September 30, 2013, the allowance for loan losses was 48% of nonperforming loans compared to 33% at December 31, 2012. The Company considers its allowance for loan losses at September 30, 2013 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission. Personnel

Contact: SOURCE: Citizens Bancshares Corporation

Citizens Bancshares Corporation

Samuel J. Cox, Chief Financial Officer
(404) 575-8306